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                                                                   EXHIBIT 10(e)

                        CAPITAL CONTRIBUTION AGREEMENT

     This Capital Contribution Agreement is entered into this 30th day of June, 1998, by and among IPC INDUSTRIES, INC., an Alabama corporation ("IPC") and AMERICAN AERO CRANES, L.L.C., a Louisiana limited liability company ("AAC") and AERO INTERNATIONAL, L.L.C., a Louisiana limited liability company ("Aero").

     WHEREAS, IPC operates a business of a general machine shop and foundry, referred to as the Mobile Pulley & Machine Works Division, and a corporate division (collectively, the "Business"). IPC owns equipment, inventories, contract rights, leasehold interests, and miscellaneous assets used in connection with the operation of the Business; and

     WHEREAS, IPC wishes to acquire a preferred membership interest in Aero; and

     WHEREAS, the parties have agreed that if IPC will contribute the Business to Aero as a capital contribution in Aero, then Aero will issue Class B Preferred Membership Interest units to IPC and shall pay other valuable consideration including cash and the assumption of liabilities; and

     WHEREAS, Aero is the parent company of AAC, and Aero wishes for AAC to take title to the assets contributed and to assume the aforementioned liabilities.

     NOW THEREFORE, IT IS AGREED AS FOLLOWS:

     SECTION 1.  CAPITAL CONTRIBUTION.

     1.1 Assets Transferred. IPC agrees to transfer to AAC, as a capital contribution to Aero, and AAC agrees to acquire from IPC, on the terms and conditions set forth in this Agreement, IPC's entire right, title and interest in, to and under the Business, as a going concern, including all of the assets owned or used by the IPC in connection with or arising out of the Business of every type and description, tangible and intangible, wherever located and whether or not reflected on the books and records of the IPC (all of the assets, properties, rights and business being hereinafter sometimes collectively referred to as the "Assets"), including, but not limited to,

          (i) All equipment relating to the Business, including the equipment set forth on Exhibit A;

          (ii) All inventory relating to the Business, including the inventory set forth on Exhibit A;

          (iii) All accounts and notes receivable relating to the Business, including the accounts receivable set forth on Exhibit A;

          (iv)  All real property of the Business;
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          (v)    All leasehold interests on real or personal property;

          (vi)   All proprietary information of the Business;

          (vii) The benefit of all contracts, unfulfilled or outstanding purchase orders, sales contracts, labor and employee benefit plans, agency agreements, pricing agreements, other commitments and engagements to which the IPC is entitled on the Effective Date (herein defined) and that relate to the Business;

          (viii) All cash and cash equivalents of the Business; and

          (ix)   Any goodwill associated with the Business.

     1.2  Liabilities Assumed.  Except for the Excluded Liabilities pursuant to
Section 2 hereof, AAC shall accept the assignment and assume responsibilities of the Business and all of its liabilities, debts and obligations, whether known or unknown, now existing or hereafter arising, contingent or liquidated, including without limitation, liabilities of IPC with respect to the Business and of the Business for the periods prior to the Effective Date and the Closing Date. (the "Assumed Liabilities").

     SECTION 2. EXCLUDED ASSETS AND LIABILITIES. Excluded from this transfer and the assignment and assumption by AAC are any assets and liabilities of IPC as reflected on Exhibit B attached hereto ("Excluded Assets and Liabilities").

     SECTION 3. CONSIDERATION FOR CAPITAL CONTRIBUTION. In exchange for the capital contribution by IPC, Aero shall:

     (i) issue to IPC 720,000 duly authorized and issued units of Class B Preferred Membership Interest in Aero International, L.L.C. having an aggregate face amount of Nine Hundred Thousand and No/100 ($9,000,000.00) Dollars, described on Exhibit C attached hereto.

     (ii) pay to IPC cash in the amount of Two Million and No/100
     ($2,000,000.00) Dollars.

     (iii) assume the obligation of IPC to the National Bank of Canada in the amount of Four Million Four Hundred Seventy-Nine Thousand Four Hundred Seventy-Four and 23/100 ($4,479,474.23) Dollars as of May 31, 1998.

     (iv) assume the obligation of IPC to Foster & Foster in the amount of One Million Four Hundred Thousand and No/100 ($1,400,000.00) Dollars, which obligation has been discounted by the obligee to One Million One Hundred Ninety-Five Thousand and No/100 ($1,195,000.00) Dollars pursuant to a
     letter from Foster & Foster dated May   , 1998 as amended by a letter dated
     June   , 1998.

     (v)  assume all of the other Assumed Liabilities.

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     SECTION 4.  ADJUSTMENTS.  The operation of IPC's business and related income and expenses up to the close of business on the Effective Date shall be for the account of IPC and thereafter for the account of AAC. Expenses, including but not limited to utilities, personal property taxes, rents, real property taxes, wages, vacation pay, payroll taxes, and fringe benefits of employees of IPC, shall be prorated between IPC and AAC as of the close of business on the Effective Date, the proration to be made and paid, insofar as reasonably possible, on the Closing Date, with settlement of any remaining items to be made within ninety (90) days following the Closing Date.

     SECTION 5. The parties to this Agreement shall agree on the allocation of the Assets and the units to be transferred hereunder so that filings with the Internal Revenue Service by or with respect to each party to this Agreement shall be consistent with one another.

     SECTION 6. IPC'S REPRESENTATIONS AND WARRANTIES. IPC represents and warrants to AAC as follows:

     6.1 Corporate Existence. IPC is now, and on the Effective Date was and on the Closing Date will be a corporation duly organized and validly existing and in good standing under the laws of the State of Alabama. IPC has all requisite corporate power and authority to own, operate and/or lease the Assets, as the case may be, and to carry on its business as now being conducted.

     6.2 Authorization. The execution, delivery, and performance of this Agreement have been duly authorized and approved by the board of directors and shareholders of IPC, and this Agreement constitutes a valid and binding Agreement of IPC in accordance with its terms.

     6.3 Financial Statements. Attached hereto as Exhibit D are IPC's audited financial statements for the years ended December 31, 1995, 1996 and 1997 (combined with Mobile Pulley Marine Services, Inc.), and unaudited proforma financial statements for the five (5) month period ended May 31, 1998 ("Financial Statements"). The Financial Statements are in accordance with the books and records of IPC and are true, correct, and complete; fairly present financial conditions of IPC at the dates of such Financial Statements and the results of its operations for the periods then ended; and were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods. Except as described in this Agreement, since May 31, 1998 there has been no material adverse change in the financial condition of IPC.

     6.4 Title to Assets. IPC holds good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment, and free and clear of liens, pledges, charges, or encumbrances.

     6.5 Litigation. IPC has no knowledge of any claim, litigation, proceeding, or investigation pending or threatened against IPC that might result in any material adverse change in the Business or condition of Assets being transferred under this Agreement.

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     6.6  Taxes.  To the best of IPC's knowledge, all federal, state and local tax returns of IPC required by applicable law to be filed have been duly filed, and all federal, state, and local taxes, assessments and other governmental charges or levies upon IPC or its income, property and assets, affecting or relating to the Business or the Assets, which are due and payable have been paid except any such nonpayment which is the subject of a bona fide dispute by appropriate proceedings and for which adequate reserves have been established and are reflected in the Financial Statements.

     6.7 Material Adverse Change. To the best of IPC's knowledge, since the date of the most recent Financial Statements furnished herewith (i) no change in the Business, Assets, Liabilities, condition (financial or otherwise), results of operations or business prospects of the Business has occurred that has had, or may have, a materially adverse effect, and (ii) no event has occurred or failed to occur which has had, or may have, a materially adverse effect.

     6.8 ERISA. Each of the employee benefit plans maintained by IPC for employees of the Business is in substantial compliance with ERISA, and IPC has not received any notice asserting that any such benefit plan is not in compliance with ERISA. No material liability to the Pension Benefit Guaranty Corporation or to any multi-employer plan has been, or is expected by IPC to be, incurred by IPC in connection with the Business.

     6.9 Government Approvals; Compliance with Law. IPC (i) has all governmental approvals required of it to carry on the Business, including permits relating to federal, state and local environmental laws, ordinances and regulations required by any applicable law for it to conduct the Business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the knowledge of IPC, threatened proceeding, and (ii) is in compliance with all laws and governmental requirements applicable to the Business, including but not limited to all environmental laws and occupational health and safety laws appplicable to the Business, except those which would not have a material adverse effect on the Business or the Assets.

     6.10 Receivables. All accounts receivable forming part of the Assets (i) are owed to IPC and represent bona fide transactions arising out of the ordinary course of business and not requiring any further action to make them due and payable; (ii) are not unpaid more than 120 days after the date of the original invoice unless set forth in writing by IPC to AAC; (iii) are valid, legally enforceable obligations of the respective account debtors and not subject to any present or contigent offset, deduction or counterclaim, dispute or other defense on the part of such account debtor; and (iv) are not subject to any liens other than the lien of National Canada Finance Corporation in connection with IPC's revolving credit facility.

     6.11 Plant and Equipment. The buildings, plants, structures and equipment included in the Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures and equipment included in the Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

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     6.12  Insurance.  All policies of insurance with respect to the Business or the Assets are listed in Schedule 6.12 attached hereto and made a part hereof and are in full force and effect and shall remain in full force and effect as of the Closing. All such policies provide coverage on an "occurrence" basis rather than on a "claims made" basis.

     6.13 Employment Agreements. Except as to Hannan Hairston, Stuart Box and Albert Savage III, no employment contract or material consulting agreement is currently in effect with any employee of the Business that is not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

     6.14 Labor Relations; Compliance. IPC is in compliance in all respects with all laws relating to employment, wages hours, benefits, collective bargaining, and plant closing with respect to the Business. IPC is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts for any failure to comply with any of the foregoing.

     SECTION 7. REPRESENTATIONS OF AERO. Aero represents and warrants as follows:

     7.1 Corporate Existence. Aero is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Louisiana. Aero has all requisite limited liability company power and authority to enter into this Agreement and perform its obligations hereunder.

     7.2 Authorization. The execution, delivery, and performance of this Agreement have been duly authorized and approved by the members of Aero, and this Agreement constitutes a valid and binding agreement of Aero in accordance with its terms.

     7.3 Issuance of Preferred Interest. The units of Class B Preferred Membership Interest to be issued in accordance with this Agreement shall, at the time of the Closing, be duly authorized and validly issued by Aero.

     SECTION 8. REPRESENTATIONS OF AAC. AAC represents and warrants as follows:

     8.1 Corporate Existence. AAC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Louisiana. AAC has all requisite limited liability company power and authority to enter into this Agreement and perform its obligations hereunder.

     8.2 Authorization. The execution, delivery, and performance of this Agreement have been duly authorized and approved by the members of AAC, and this Agreement constitutes a valid and binding Agreement of AAC in accordance with its terms.

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     SECTION 9.  COVENANTS OF IPC.

     9.1 Access to Premises and Information. At reasonable times prior to the Effective Date and Closing Date, IPC will provide AAC and its representatives with reasonable access during business hours to the assets, titles, contracts, and records of IPC and furnish such additional information concerning IPC's business as AAC from time to time may reasonably request.

     9.2 Change of Name. IPC will take all action necessary or appropriate to permit AAC to legally commence use of the trade name of "Mobile Pulley & Machine Works" on the Effective Date and Closing Date.

     9.3 Conditions and Best Efforts. IPC will use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of the obligations of IPC under this Agreement, and will do all acts and things as may be required to carry out its obligations under this Agreement and to consummate and complete this Agreement.

     SECTION 10.  COVENANTS OF AAC AND AERO.

     10.1 Conditions and Best Efforts. AAC and Aero, respectively will each use its best efforts to effectuate the transactions contemplated by this Agreement and to fulfill all the conditions of AAC's obligations under this Agreement, and shall do all acts and things as may be required to carry out their respective obligations and to consummate this Agreement.

     SECTION 11. CONDITIONS PRECEDENT TO AAC'S AND AERO'S OBLIGATIONS. The obligation of AAC to acquire the Assets and assume the Assumed Liabilities and of Aero to deliver a certificate of ownership of the Class B Preferred Membership Interest described in Section 3 is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions, any one or portion of which may be waived in writing by AAC and Aero:

     11.1 Representations, Warranties, and Covenants of IPC. All representations and warranties made in this Agreement by IPC shall be true as of the Effective Date and Closing Date as fully as though such representations and warranties had been made on and as of the Effective Date and Closing Date, and, as of the Effective Date and Closing Date, IPC shall not have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

     11.2 Conditions of the Business. There shall have been no material adverse change in the manner of operation of IPC's business prior to the Effective Date and Closing Date.

     11.3 No Suits or Actions. At the Effective Date and Closing Date, no suit, action, or other proceeding shall have been threatened or instituted to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the contemplated transactions.

     11.4  Delivery of Assets.  The obligations of IPC described in Subsection
17.2 shall have been fulfilled.

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     SECTION 12.  CONDITIONS PRECEDENT TO OBLIGATIONS OF IPC. The obligations of
IPC to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or at the Effective Date and Closing Date, of each of the following conditions, any one or a portion of which may be waived in writing by IPC;

     12.1 Representations, Warranties and Covenants of AAC. All representations and warranties made in this Agreement by AAC and Aero shall be true as of the Effective Date and Closing Date as fully as though such representations and warranties had been made on and as of the Effective Date and Closing Date, and neither AAC nor Aero shall have violated or shall not have failed to perform in accordance with any covenant contained in this Agreement.

     12.2 Delivery of Consideration. The obligations of AAC and Aero described in Subsection 17.3 shall have been fulfilled.

     SECTION 13. AAC'S AND AERO'S ACCEPTANCE. AAC and Aero represent and acknowledge that they have entered into this Agreement on the basis of their own examination, personal knowledge, and opinion of the value of the Business. AAC and Aero have not relied on any representations made by IPC other than those specified in this Agreement. AAC and Aero further acknowledge that IPC has not made any agreement or promise to repair or improve any of the real property, leasehold improvements, equipment, or other personal property being transferred under this Agreement, and that AAC takes all such property in the condition existing on the date of this Agreement, except as otherwise provided in this Agreement.

     SECTION 14. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made in this Agreement shall survive the Closing of this Agreement.

     SECTION 15. IPC'S INDEMNIFICATION. IPC acknowledges that all events with respect to the Business from the close of business on, and after the Effective Date are, have been, and shall be for the account of Aero and AAC. IPC hereby agrees to indemnify and hold Aero and AAC, their successors, and assigns harmless from and against any and all claims, liabilities, and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of the Business prior to the close of Business on the Effective Date, except for claims, liabilities, and obligations of IPC expressly assumed by Aero and AAC under this Agreement or paid by insurance maintained by IPC or AAC.

     SECTION 16. AERO'S AND AAC'S INDEMNIFICATION. Aero and AAC acknowledge that all events with respect to the Business from the close of business on and after the Effective Date are, have been, and shall be for the account of Aero and AAC. Aero and AAC agree to defend, indemnify, and hold harmless IPC from and against any and all claims, liabilities, and obligations of every kind and description arising out of or related to the operation of the Business on and following the Effective Date (except, as to events between the Effective Date and the Closing, those arising out of the wanton or intentional act of IPC) or arising out of AAC's or Aero's failure to perform obligations of IPC assigned to and assumed by AAC or Aero pursuant to this Agreement.

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     SECTION 17.  CLOSING.

     17.1 Time and Place. This Agreement shall be closed at the offices of Adams and Reese, L.L.P., One St. Louis Centre, Suite 4500, Mobile, Alabama at
8:30 a.m. on     , 1998, or at such other time as the parties may agree in
writing. If Closing has not occurred on or prior to August 31, 1998, then any party may elect to terminate this Agreement. If, however, the Closing has not occurred because of a breach of contract by one or more parties, the breaching party or parties shall remain liable for breach of contract.

     17.2 Obligations of IPC at the Closing. At the Closing and coincidentally with the performance by AAC and Aero of their obligations described in Section 17.3, IPC shall deliver to AAC and Aero the following:

           (a) Executed original counterpart of an Assignment and Assumption Agreement conveying all IPC's right, title and interest to the Assets;

           (b) Executed original Warranty Deed conveying all IPC's right, title and interest to all real property of the Business; and

           (c) Certified copy of resolution of IPC's Board of Directors authorizing the transfer of the Assets and the consummation of the transaction contemplated by this Agreement.

     17.3 Obligations of AAC and Aero at the Closing. At the Closing and coincidentally with the performance by IPC of its obligations described in
Section 17.2:

          (a) Aero shall execute and deliver a certificate of ownership of 720,000 units of Class B Preferred Membership Interest in Aero described in
Section 3 (the "Preferred Membership Interest Certificate");

          (b) Aero shall deliver to IPC the cash sum as set forth in Section 3;

          (c) AAC shall execute and deliver an original counterpart of the Assignment and Assumption Agreement; and

          (d) AAC and Aero shall each deliver a certified copy of unanimous consent of all its members authorizing the transfer of the Assets, the issuance of the Preferred Membership Interest Certificate and the consummation of the transactions contemplated by this Agreement.

     SECTION 18.  RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

     18.1 Books and Records. This transfer includes the books of account and records of IPC's business. However, IPC or its agents shall have access to such books and records and may make copies thereof. AAC will exercise reasonable care in the safekeeping of such records. IPC shall retain its general ledger but shall make it available for inspection by AAC from time to time upon reasonable request.

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     SECTION 19.  MISCELLANEOUS PROVISIONS.

     19.1 Effective Date. The Effective Date of this Agreement shall be May 31, 1998. All parties have agreed to this Effective Date, in part to avoid post-closing adjustments necessary to accommodate the period after the effect of the Financial Statements.

     19.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by all of the parties hereto.

     19.3 Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

     19.4 Titles and Captions. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

     19.5 Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

     19.6 Entire Agreement. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. Any amendments to this Agreement must be in writing and signed by the party against whom enforcement of that amendment is sought.

     19.7 Agreement Binding. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

     19.8 Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purpose of the Agreement.

     19.9 Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.

     19.10 Parties in Interest. Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

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     19.11  Savings Clause.  If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.


    AMERICAN AERO CRANES, L.L.C.                 IPC INDUSTRIES, INC.
    a Louisiana limited liability company        an Alabama corporation


By: /s/ W. Steven McKenzie                  By:  /s/ Clifton C. Inge, Jr.
    ----------------------                       ------------------------
    W. Steven McKenzie                      Clifton C. Inge, Jr.
    President and CEO                       Chairman and CEO




    AERO INTERNATIONAL, L.L.C.
    a Louisiana limited liability company


By: /s/ Byron A. Adams, Jr.
    -----------------------
    Byron A. Adams, Jr.
    Executive Vice President



Attached Exhibits:       A - Assets
                         B - Excluded Assets and Liabilities
                         C - Preferred Interest Designation
                         D - Financial Statements

Attached Schedules:      6.12 Insurance Certificates



Aero Roll-Up/IPC Sale Docs/Capital Cont Agree for IPC

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